Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of Neo Technology Acquisition Corporation of our report dated June 24, 2021, except for Notes 1, 4 and 5 which are dated July 23, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Neo Technology Acquisition Corporation as of June 9, 2021 and for the period from April 1, 2021 (date of inception) through June 9, 2021 included in the Registration Statement. We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Friedman LLP

New York, New York

July 23, 2021